Exhibit 99.1
Contact: Jeff Harkins Investor Relations 940-297-3877 jharkins@sallybeauty.com

Sally Beauty Holdings Appoints Erin Nealy Cox to the Board of Directors

DENTON, Texas, July 26, 2021 – Sally Beauty Holdings, Inc. (NYSE: SBH) today announced the appointment of Erin Nealy Cox to the Board of Directors.

“I am extremely pleased to welcome Erin back to our Board,” stated Bob McMaster, Chair of the Board of Directors.  “We are excited about her return as an independent director and we look forward to her leadership.”

Ms. Nealy Cox is a trial attorney, cybersecurity expert and former federal prosecutor who served as an independent director on our Board and Audit Committee from August 2016 to November 2017.  She resigned from the Board when she was nominated and confirmed as the U.S. Attorney for the Northern District of Texas. Ms. Nealy Cox served in this role until January 2021. Prior to her appointment as the U.S. Attorney, she served briefly in 2017 as a senior advisor at McKinsey & Co. in the consulting firm’s cybersecurity and risk practice.  From 2008 to 2016 Ms. Nealy Cox was executive managing director at Stroz Friedberg, a cybersecurity and investigations consulting firm.  She began her legal career serving as an Assistant U.S. Attorney for ten years in the Northern District of Texas. Ms. Nealy Cox graduated with a BBA in Finance from The University of Texas at Austin and a JD from SMU School of Law.

About Sally Beauty Holdings, Inc.

Sally Beauty Holdings, Inc. (NYSE: SBH), as the leader in professional hair color, sells and distributes professional beauty supplies globally through its Sally Beauty Supply and Beauty Systems Group businesses. The Company operates approximately 5,000 stores, including 141 franchised locations. Sally Beauty Supply stores offer up to 8,000 products for hair color, hair care, skin care, and nails through proprietary brands such as Ion®, Generic Value Products®, Beyond the Zone® and Silk Elements® as well as professional lines such as Wella®, Clairol®, OPI®, Conair® and Hot Shot Tools®. Beauty Systems Group stores, branded as CosmoProf® or Armstrong McCall® stores, along with its outside sales consultants, sell up to 10,500 professionally branded products including Paul Mitchell®, Wella®, Matrix®, Schwarzkopf®, Kenra®, Goldwell®, Joico® and CHI®, intended for use in salons and for resale by salons to retail consumers. For more information about Sally Beauty Holdings, Inc., please visit https://www.sallybeautyholdings.com/.